Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT is made by and between THE PEP BOYS—MANNY, MOE & JACK, a Pennsylvania corporation (the “Company”), and Jeffrey C. Rachor (the “Executive”), on the date of the last signature below (the “Effective Date”).

W I T N E S S E T H :

WHEREAS, the Company desires to retain the employment services of the Executive and the Executive desires to accept such employment by entering into this Employment Agreement on the terms and conditions as set forth herein (the “Agreement”);

NOW, THEREFORE, in consideration of the representations, warranties and mutual covenants set forth herein, the Company and the Executive agree as follows:

1.     Position and Duties.

(a)   The Executive shall serve as the President & Chief Executive Officer (“CEO”) of the Company and shall perform such duties and services incident to such positions and such other reasonably related duties as may be assigned to him from time to time by the Board of Directors of the Company (“Board”). On the Effective Date, the Board shall appoint the Executive to be a member of the Board and, thereafter, use its best efforts to have the Executive elected to the Board annually during the Executive’s employment with the Company. During Executive’s employment with the Company, the Executive shall report directly to and take direction from the Board or its Chairman.

(b)   Excluding periods of vacation, sick leave and disability to which the Executive is entitled, the Executive agrees to devote his full time, attention and energy to the business of the Company and to use his reasonable best efforts to perform faithfully and efficiently such responsibilities. Executive shall not, without the prior written consent of the Company, actively engage in any other business or business activity during the Employment Period (as defined below). The Executive may, however, (i) serve on civic or charitable boards or committees, (ii) participate in appropriate professional organizations, (iii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iv) manage personal investments, and (v) serve on corporate boards with the permission of the Board, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities hereunder.

2.     Employment Period; Commencement of Employment.   The term of this Agreement shall commence on the Effective Date and end on the third anniversary of the Effective Date, as defined below (the “Initial Employment Period”). Thereafter, the term of this Agreement shall automatically renew for an indeterminate number of one-year periods unless, at least three months prior to the expiration of the Initial Employment Period or any succeeding one-year term, either party gives written notice to the other of its election not to extend such term of the Agreement (the Initial Employment Period and any succeeding one-year renewal is hereinafter referred to as the “Employment Period”). The Executive shall commence employment services as soon as reasonably practicable following the Effective Date, but no later than March 26, 2007 (the “Start Date”).

3.     Compensation.

(a)   Signing Bonus.   In consideration for the Executive entering into this Agreement and agreeing to serve as the President & CEO, the Company shall pay to the Executive a signing bonus equal to $1,200,000 (the “Signing Bonus”) within ten business days following the Start Date. The Signing Bonus shall be conditioned on the Executive’s continued employment with the Company for one year following the Start Date. To the extent that the Executive’s employment with the Company is terminated by either the Executive or the Company, for any or no reason, prior to the end of that one-year period, the Signing Bonus shall be forfeited and the Executive agrees to repay the Signing Bonus to the Company within five business days following such termination. The Executive agrees that the Company shall have the right to set off such repayment obligation against any amount then owed by the Company to the Executive, including, without limitation, the cancellation of stock options, restricted stock units and/or other equity instrument in the Company having a fair market value equal to the repayment obligation.

(b)   Inducement Grant.   On the Effective Date, the Company shall grant to the Executive (i) a stock option to purchase 1,000,000 shares of the Company’s common stock (the “Inducement Option”) and (ii) 500,000 restricted stock units (the “Inducement RSUs” and together with the Inducement Option, the “Inducement Grant”). The Inducement Option shall have an exercise price per share equal to the fair market value of one share of the Company’s common stock on the Effective Date ( i.e., the average of the high and low of the price per share on the NY Stock Exchange on the date of grant). The Inducement Grants shall be subject to the following vesting schedule: 25% fully vested on the Start Date and 25% to vest on each of the first, second and third anniversaries of the Effective Date. The Inducement Grants shall have such other terms and conditions as set forth in separate agreements to be entered into by the Company and the Executive and as consistent with the terms of the Company’s 1999 Stock Incentive Plan.

(c)   Base Salary.   During the Employment Period, as consideration for services rendered, the Company shall pay to the Executive a base salary at an annual rate at least equal to $1,200,000 (“Base Salary”) payable over each calendar year at the regular pay periods of the Company. During the Employment Period, Base Salary shall be reviewed by the Board at least annually and may be increased, but not decreased, at any time and from time to time as shall be determined by the Board in its sole discretion.

(d)   Annual Bonus.   During the Employment Period, the Executive shall be eligible to earn a bonus based upon performance objectives established by the Board, with threshold, target, maximum and CAP bonus levels of 75%, 150% 225% and 300% of Base Salary, under the Company’s Executive Annual Incentive Bonus Plan (the “Bonus Plan”). If the target performance goals for Fiscal 2007 are not attained such that the Executive would earn at least $1,800,000, the Company shall pay to Executive a guaranteed bonus, without regard to achievement of goals, for Fiscal 2007 equal to $1,800,000 (the “Guaranteed Bonus”).

(e)   Annual Grants.   During the Employment Period, the Executive shall be eligible for an annual equity grants (the “Annual Grants”), at the discretion of the Board, with target grants of stock options to purchase 150,000 shares of the Company’s Common Stock and such number of restricted stock units with a fair market value equal to the Executive’s then current annual base salary, under the Company’s 1999 Stock Incentive Plan (or its successor plan). The Annual Grants shall be subject to the following vesting schedule: 25% fully vested on their grant date and 25% to vest on each of the first, second and third anniversaries of their grant date.

(f)    Employee Benefit Plans.   In addition to the Base Salary, Bonus and Annual Grants as hereinabove provided, the Executive shall be entitled to participate during the Employment Period in all incentive programs, savings, pension and retirement plans and programs generally available to other senior executives of the Company from time to time other than those embodied in separately negotiated agreements.

(g)   Welfare Benefit Plans.   During the Employment Period, the Executive and the Executive’s family shall be eligible for participation (to the same degree as other senior executives of the Company) in each welfare benefit plan of the Company, including, without limitation, all medical, prescription, dental, disability, salary continuance, life, accidental death and travel accident insurance plan and programs of the Company and its affiliated companies. The Executives annual automobile allowance, payable in bi-monthly installments, shall be $30,000.

(h)   Vacation.   During the Employment Period, the Executive shall be entitled to four weeks per calendar year of paid vacation.

(i)    Business Expenses, Temporary Living, Travel and Relocation Expenses, etc.   The Company shall promptly reimburse the Executive for all reasonable employment, travel, entertainment and other business related expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company in effect from time to time. The Company shall reimburse the Executive for all reasonable and customary travel, commuting and temporary living expenses during the first year of the Employment Period. Should the Executive, at his sole discretion, relocate to the greater Philadelphia metropolitan area during the Employment Period, the Company shall reimburse the Executive for all reasonable and customary relocation costs and expenses (including costs associated with the sale of his residence (including, without limitation, sales commission and closing costs).

(j)    Executive Supplemental Retirement Plan.   The Executive shall be immediately eligible to participate in the Company’s Executive Supplemental Retirement Plan at a contribution level equal to 16% (of Base Salary and Annual Bonus) fully vesting on (i) the fourth anniversary of the Effective Date or (ii) the Executive’s earlier involuntary termination without “Cause,” as defined below, or termination for “Good Reason,” as defined below.

(k)   Controlling Document.   To the extent there is any inconsistency between the terms of this Agreement and the terms of any plan or program under which compensation or benefits are provided hereunder, this Agreement shall control. Otherwise, the Executive shall be subject to the terms, conditions and provisions of the Company’s plans and programs, as applicable.

4.     Termination.   This Agreement and Executive’s employment shall terminate under the following circumstances:

(a)   Death or Disability.   This Agreement shall terminate automatically upon the Executive’s death. During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for (i) a continuous period of 90 days or more, or (ii) periods aggregating 120 days or more during any period of 12 consecutive months (each a “Disability Period”), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder, Executive shall be deemed disabled (the “Disability”) and the Company, by notice to Executive, shall have the right to terminate this Agreement and the Executive’s employment for Disability at, as of or after the end of the Disability Period. The existence of the Disability shall be determined by a reputable, licensed physician selected by the Company in good faith, whose determination shall be final and binding on the parties. Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician. Notwithstanding the foregoing, the Company may conclusively determine Executive to have suffered a Disability and terminate the Employment Period on account of such Disability at any time after Executive has commenced receiving benefits under the Company’s Long Term Disability Salary Continuation Plan.

(b)   With or Without Cause.   The Company may terminate this Agreement and the Executive’s employment with or without “Cause.”  For purposes of this Agreement, “Cause” means (i) the continued failure of Executive to comply with the lawful directives of the Chairman or the Board (other than any such failure resulting from Executive’s incapacity due to physical or mental illness or any such failure subsequent to Executive being delivered a Notice of Termination without Cause by the Company or delivering a Notice of Termination for Good Reason to the Company) within 30 days after a written demand is delivered to the Executive by the Company specifying the failure; (ii) any act by Executive of illegality, dishonesty or fraud in connection with the Executive’s employment; (iii) the willful engaging by Executive in gross misconduct which is demonstrably and materially injurious to the Company or its affiliates; (iv) Executive’s conviction of or pleading guilty or no contest to a felony; or (v) a violation of Section 6 or 7 herein. For purpose of this paragraph (b), no act or failure to act by Executive shall be considered “willful” unless done or omitted to be done by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company or its affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. Cause shall not exist unless and until the Company has delivered to Executive, along with the Notice of Termination for Cause, a copy of a resolution duly adopted by two-thirds (2/3) of the entire Board (excluding Executive if Executive is a Board member) at a meeting of the Board called and held for such purpose, finding that in the good faith opinion of the Board an event set forth in clauses (i) - (v) above has occurred and specifying the particulars thereof in detail.

(c)   With or Without Good Reason.   This Agreement and the Executive’s employment may be terminated by the Executive with or without Good Reason. For purposes of this Agreement, “Good Reason” means:

(i)    any change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive’s position, duties, responsibilities or status as President & CEO (including any material and adverse diminution of such duties or responsibilities or change in his reporting relationship so that he is to report to someone other than the Board or its Chairman); provided, however, that Good Reason shall not be deemed to occur upon (A) a change in duties or responsibilities (other than reporting responsibilities) that is solely and directly a result of the Company no longer being a publicly traded entity and does not involve any other event set forth in this paragraph (c).

(ii)   any substantial failure by the Company to comply with any of the provisions of Sections 3 or 8(c) of this Agreement;

provided, however, that a termination by Executive for Good Reason shall be effective only if, within 30 days following the delivery of a Notice of Termination for Good Reason by Executive to the Company, the Company has failed to cure the circumstances giving rise to Good Reason to the reasonable satisfaction of the Executive.

(d)   Notice of Termination.   Any termination by the Company with or without Cause or by the Executive with or without Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(d) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, if applicable, and (iii) if the termination date is other than the date of receipt of such notice, specifies the proposed termination date.

(e)   Expiration of the Employment Period.   This Agreement and the Executive’s employment shall terminate upon the delivery of a notice of non-extension of the Employment Period by either the Executive or the Company as set forth in Section 2.

(f)    Certain Modifications.   Notwithstanding anything to the contrary contained in this Section 4 or in any other Section of this Agreement, Good Reason shall not be deemed to occur, and the Company shall not be deemed in violation of any provision of this Agreement, upon any change in duties or responsibilities of the Executive that is a result of a modification of the organizational structure of the Company.

5.     Obligations of the Company Upon Termination.

(a)   Death.   If the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate and the Company shall pay the Executive’s estate his Base Salary through the date of termination at the rate in effect at the time of death and any other benefits (including death benefits and any bonus due under the terms of the Bonus Plan) to which Executive is entitled to hereunder as of the date of the Executive’s death and shall have no further obligations to the Executive under this Agreement.

(b)   Disability.   If the Executive’s employment is terminated by reason of the Executive’s Disability, this Agreement shall terminate and the Company shall pay the Executive his Base Salary through the date of termination at the rate in effect at the time of Disability and any other benefits (including Disability benefits) to which Executive is entitled to hereunder at the date of the termination and shall have no further obligations to the Executive under this Agreement.

(c)   With Cause, Without Good Reason or Non-Extension of Employment Period.   If the Executive’s employment shall be terminated (i) by the Company with Cause, (ii) by Executive without Good Reason or (iii) on account of the delivery by either party of a notice of non-extension of the Employment Period, the Company shall pay the Executive his Base Salary through the date of termination at the rate in effect at the time Notice of Termination is given and shall have no further obligations to the Executive under this Agreement.

(d)   Without Cause or With Good Reason.   If, during the Employment Period, Executive’s employment shall be terminated (i) by the Company without Cause, or (ii) by Executive for Good Reason, the Company shall pay to the Executive or provide the following amounts and benefits, with respect to which Executive shall have no duty of mitigation:

(A)  to the extent not theretofore paid, the Company shall pay the Executive’s Base Salary through the date of termination at the rate in effect on the date of termination plus any Bonus amounts had been earned but had not yet been paid and any vacation pay for accrued but unused vacation through the date of termination in the calendar year which includes the date of termination (such amount to be paid in a lump sum within 10 days of such termination);

(B)   the Company shall pay to the Executive an amount equal to two times his then current Base Salary (such amount to be paid in a lump sum within 10 days of such termination);

(C)   if the date of termination is prior to the payment of the Guaranteed Bonus, the Company shall pay to the Executive an amount equal to the Guaranteed Bonus (such amount to be paid in a lump sum within 10 days of such termination); and

(D)  to the extent at least 333,333 of the Inducement RSUs are not fully vested as of the termination date, the Company shall cause such additional number of the Inducement RSUs to immediately vest as is equal to 333,333 minus such number of the Inducement RSUs that have otherwise fully vested as of the termination date.

All payments and benefits to be provided to the Executive under this Section 5(d) shall be subject to the Executive’s (x) compliance with the restrictions of Sections 6 and 7(a) herein and (y) execution of a general release and waiver of claims against the Company in the form to be determined by the Company at the time of termination. Anything herein to the contrary notwithstanding, if the Executive becomes entitled to payments pursuant to Section 5(d) hereof, Executive agrees to waive payments under any severance plan or program of the Company.

(e)   Change of Control Agreement.   Notwithstanding the foregoing, the Company shall have no obligation to provide, and the Executive shall not be entitled to receive, the payments and benefits to be provided under this Section 5, if the Executive’s employment shall be terminated during such Executive’s Employment Period (as defined in that certain Change of Control Employment Agreement, dated as of the date hereof, between the Company and the Officer (the “Change in Control Agreement”)). During the Employment Period (as defined in the Change of Control Agreement), the Change of Control Agreement shall supercede this Agreement in its entirety.

6.     Confidential Information.   The Executive shall forever hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and which shall not be public knowledge. The Executive shall not, without the prior written consent of the Company or except as required by law or in a judicial or administrative proceeding with subpoena powers, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

7.     Covenant Against Competition.

(a)  The Executive shall not, during his employment with the Company, and for two years thereafter, directly or indirectly, (a) induce or attempt to influence any employee of the Company to terminate his employment with the Company or hire or solicit for hire on behalf of another employer any person then employed or who had been employed by the Company during the immediately preceding six months or (b) engage in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within the United States of America, if (i) such business’ primary business is the retail and/or commercial sale of automotive parts, accessories, tires and/or automotive repair/maintenance services including, without limitation, the entities (including their franchisees and affiliates) listed on Schedule 7 hereto, or (ii) the retail and/or commercial sale of automotive parts, accessories, tires and/or repair/maintenance services is the primary focus of such engagement or financial interest. However, nothing contained in this Section 7 shall prevent the Executive from (i) following his employment with the Company, engaging in (as a principal, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any new or used automotive dealership business (including an automotive repair and maintenance service business that is ancillary thereto) or (ii) holding for investment up to two percent (2%) of any class or equity securities of a company whose securities are traded on a national or foreign securities exchange.

(b) The Executive acknowledges that the restrictions contained in Section 6 hereof and this Section 7, in view of the nature of the business in which the Company is engaged, are reasonable and necessary in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injuries to the Company, and the Executive therefore acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief (without the posting of any bond) as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such a violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

(c)  If the Executive violates any of the restrictions contained in this Section 7, the restrictive period shall be extended from the time of the commencement of any such violation until such time as such violation shall be cured by the Executive to the satisfaction of the Company.

(d) The invalidity or unenforceability of any provision or provisions of this Section 7 shall not affect the validity or enforceability of any other provision or provisions of this Section 7, which shall remain in full force and effect. If any provision of this Section 7 is held to be invalid, void or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement and shall correspondingly modify the Company’s obligations under Section 5(d). If any of the provisions of, or covenants contained in, this Section 7 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. Any such holding shall affect such provision of this Section 2, solely as to that jurisdiction, without rendering that or any other provisions of this Section 2 invalid, illegal, or unenforceable in any other jurisdiction. If any covenant contained in this Section 2 should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable and a corresponding reduction in the scope of the Company’s obligations under Section 5(d) shall also be made.

8.    Successors.

(a)   This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)   This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

(c)   The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

9.     Miscellaneous.

(a)   This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without reference to principles of conflict of laws. The parties hereto agree that exclusive jurisdiction of any dispute regarding this Agreement shall be the state courts located in Philadelphia, Pennsylvania.

(b)   The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(c)   This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d)   All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to:

the residence address of the Executive set forth in the Company’s books and records

If to the Company, to:

The Pep Boys—Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, PA 19132
Attention:  Chairman of the Board
cc: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(e)   The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)    This Agreement, together with the Change of Control Agreement and the agreements evidencing the Inducement Grants, contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

(g)   If the Executive is precluded from performing this employment by reason of any pre-existing contractual restrictions, the terms and benefits of this Agreement shall be null and void.

IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company has caused this Agreement to be executed in its name on its behalf, on the date(s) shown below.

/s/ JEFFREY C. RACHOR
Dated: April 13, 2007
THE PEP BOYS—MANNY, MOE & JACK
By:	/s/ WILLIAM LEONARD
William Leonard
Chairman of the Board
Dated: April 13, 2007